Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
(713) 358-6430

CARRIZO OIL & GAS ANNOUNCES DELAWARE BASIN ACQUISITION AND PROVIDES OPERATIONAL UPDATE

HOUSTON, June 28, 2017 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has agreed to acquire Delaware Basin properties from ExL Petroleum Management, LLC (ExL), a portfolio company of Quantum Energy Partners, for $648 million in cash, subject to customary closing adjustments. Additionally, Carrizo is providing an update to its second quarter and full-year 2017 production guidance.

Acquisition Highlights

•	23,656 gross (16,488 net) acres located in the core of the Delaware Basin in Reeves and Ward counties, Texas with offset operators including Anadarko, Centennial, Devon, Noble, and PDC

•	Highly contiguous acreage position that is conducive for long-lateral development

•	High degree of operational control with 95% of net acreage operated

•	70% average working interest across the acreage

•	Rapidly growing production base with four operated rigs currently running and current net production of approximately 8,000 Boe/d (48% oil, 67% liquids)

•	Acreage contains multiple stacked pay zones across the Bone Spring and Wolfcamp formations, with four of six target Wolfcamp formations having been successfully tested with horizontal wells

•	More than 350 net potential locations identified across the Wolfcamp A and B formations, with significant upside potential from additional zones and future downspacing

•	Projected average per-well EURs of 1,300-1,500 MBoe and IRRs that stack up well with Carrizo’s existing inventory

•	Acquisition is expected to be accretive on earnings, cash flow, and net asset value metrics

•	Effective date of May 1 with an anticipated closing in mid-August

On June 28, 2017, Carrizo signed a purchase and sale agreement to acquire properties from ExL for $648 million in cash, subject to customary closing adjustments. Additionally, Carrizo has agreed to make a contingent payment to ExL of $50 million per year if WTI averages more than $50/Bbl in any calendar year during 2018-2021, up to a maximum of $125 million. The transaction is currently expected to close in mid-August 2017, and increases the Company’s acreage position in the Delaware Basin to more than 42,500 net acres on a pro forma basis.

The assets are comprised of 23,656 gross (16,488 net) acres located in the core of the Delaware Basin in Reeves and Ward counties, Texas. Current net production from the assets is approximately 8,000 Boe/d (48% oil) from 11 gross producing horizontal wells. Additionally, seven wells are currently in process of drilling, completion, or flowback. ExL is currently running four rigs on the properties in order to manage near-term leasehold obligations. Beyond 2017, Carrizo believes that two rigs can manage the leasehold obligations on the acreage. Carrizo’s preliminary development plan assumes three rigs on the asset.

Recent successful horizontal wells on the target properties have significantly de-risked three target zones: the Wolfcamp A, Upper Wolfcamp B, and Lower Wolfcamp B. Assuming a development spacing pattern of 660 ft. between horizontal laterals (8 wells per section), Carrizo estimates the acreage contains more than 350 potential net locations in these zones. Based on geochemical data and operator activity on and around the ExL assets, Carrizo also sees upside development potential in the Avalon, 1st Bone Spring, 2nd Bone Spring, 3rd Bone Spring, Wolfcamp X/Y, Wolfcamp C, and Wolfcamp D zones.

The acquired acreage is highly contiguous, making it ideal for an efficient development program. Carrizo currently estimates that the average lateral length for future wells on the acreage will be approximately 7,300 ft., with more than 40% of the acreage supporting 10,000 ft. lateral wells.

The company has posted a presentation to its website at http://www.carrizo.com that provides maps and additional details on the properties to be acquired. The presentation can be found by clicking on “Investor Relations” and then “Presentations.”

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the acquisition, “We are extremely excited to be announcing this acquisition. Over the past couple of years, we have evaluated numerous deals in the Delaware Basin, and these properties rank amongst the best we have evaluated, meeting all of our acquisition criteria. The assets are located in the core of the Delaware Basin, offering the potential for decades of high-return drilling locations across multiple horizontal zones. Additionally, the properties have a significant amount of well control, not just across the acreage, but also within the various target zones, dramatically reducing the future operational risk.

“With this acquisition, we believe we have assembled core positions with a deep inventory of future drilling locations in two of the highest-return plays in North America, the Eagle Ford Shale and Delaware Basin. Our plan going forward is to focus our efforts on these two regions and, as a result, we have elected to begin a monetization process for our non-core assets and expect to use the proceeds from these dispositions for debt reduction.”

Citigroup served as financial advisor to Carrizo for this acquisition, while Baker Botts LLP served as legal advisor. RBC Capital Markets acted as exclusive financial advisor to ExL.

Transaction Financing

Carrizo plans to finance the acquisition through potential capital markets transactions, which may include equity or debt offerings, and the Preferred Stock offering described below. The Company anticipates that the combination of the acquisition and financing sources, as well as the proceeds from non-core asset sales, will have a positive impact on its forward-looking leverage profile.

Redeemable Preferred Stock. Carrizo has agreed to issue $250 million of newly-created Redeemable Preferred Stock to funds managed by GSO Capital Partners LP (GSO). The Preferred Stock will pay quarterly dividends at a rate of 8.875% per annum. Carrizo has the option, beginning in September, to pay in shares of its common stock up to 100% of the dividends in the first year, 75% of the dividends in the second year, and 50% of the dividends in the third year. After the third anniversary of closing, the Company may redeem the Preferred Stock for cash at 104.4375% of liquidation value, declining ratably to liquidation value over the subsequent two anniversaries. Additionally, the Company has granted GSO warrants to purchase 2,750,000 shares of common stock at an exercise price of $16.08 per share; the warrants are exercisable only on a cashless “net exercise” basis and have a term of 10 years.

Asset Sale Program. The Company currently plans to expand its announced asset monetization program of its Appalachia assets to include other non-core assets in its portfolio. Carrizo is currently targeting proceeds from the planned non-core divestitures of at least $300 million.

Updated Guidance

Based primarily on continued strong performance from its Eagle Ford Shale assets, Carrizo expects second quarter production to exceed the high-end of its previously-provided guidance range. As a result, the Company is increasing its crude oil production guidance for the second quarter of 2017 to 33,600-33,700 Bbls/d from 31,800-32,200 Bbls/d previously. For natural gas and NGLs, Carrizo is adjusting its second quarter guidance range to 71-73 MMcf/d and 4,700-4,800 Bbls/d.

The Company currently expects the ExL acquisition to close in mid-August 2017. Based on the level of activity required to manage the near-term leasehold obligations on the ExL properties, Carrizo currently plans to move one of its Eagle Ford Shale rigs to the Delaware Basin following the closing of the acquisition. Based on this timing and development plan, Carrizo is increasing its 2017 crude oil production guidance to 35,700-36,000 Bbls/d from 32,400-32,700 Bbls/d. Using the midpoint of the range, the Company’s new crude oil production growth guidance increases to 39%. Carrizo is also increasing its 2017 total production guidance to 54,933-56,100 Boe/d from 49,533-50,700 Boe/d previously. The following table highlights the Company’s updated 2017 development plan based on a mid-August closing date for the ExL acquisition, and excludes any impact from the Company’s planned divestiture program.

UDATED 2017 DEVELOPMENT PLAN AND GUIDANCE SUMMARY

	Previous	Pro Forma
Operated Drilling Activity -
Eagle Ford Shale	91 net wells	75 net wells
Delaware Basin	6 net wells	17 net wells

Operated Completion Activity -
Eagle Ford Shale	85 net wells	84 net wells
Delaware Basin	5 net wells	17 net wells

Daily Production Volumes -
Crude oil (Bbls/d)	32,400 - 32,700	35,700 - 36,000
NGLs (Bbls/d)	5,300 - 5,500	5,900 - 6,100
Natural gas (Mcf/d)	71,000 - 75,000	80,000 - 84,000
Total (Boe/d)	49,533 - 50,700	54,933 - 56,100

Capitalized Items -
DC&I Capital Expenditure Plan (millions)	$530.0 - $550.0	$620.0 - $640.0

The guidance above supersedes our prior guidance for Carrizo on a stand-alone basis, and such prior guidance should no longer be relied upon.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

A more detailed description of the definitive agreements related to the ExL Acquisition and proposed Preferred Stock private placement have been filed by Carrizo on a Form 8-K with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements in this release that are not historical facts, including but not limited to those related to the ExL acquisition (including timing, purchase price, consummation, financing benefits and effects thereof), the estimated production results of the ExL properties, asset sales and the results, benefits and timing thereof, capital requirements, capital expenditure and other spending plans, guidance, the estimated production results and financial performance of properties, effects of transactions, targeted ratios and other metrics, the timing, levels of and potential production, downspacing, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, development plans, growth, use of proceeds, the company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding purchase price adjustments, satisfaction of closing conditions to the purchase and sale agreement for the ExL acquisition, failure of the ExL acquisition to close, integration and other risks of acquisitions, actions by ExL in the ExL acquisition, other factors affecting our ability to reach agreements and or complete acquisitions or dispositions, actions by sellers and buyers, expectations of buyers of assets, failure to enter into any agreements for asset sales or to consummate such transactions, market conditions, risks regarding financing, capital needs, evaluations by lenders under our revolving credit facility, other actions by lenders, title issues, well costs, estimated recoveries, pricing and other factors affecting average well returns, the need to obtain board approval of expenditures in the three-year plan, results of wells and production testing, failure of actual production to meet expectations, the uncertainty of reserve information and future net revenue estimates, performance of rig operators and uses, changes in commodity prices, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the company’s Form 10-K for the year ended December 31, 2016 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.